Exhibit 24.2
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Dennis J. Broderick, Padma Tatta Cariappa, Christopher M. Kelly and Linda J. Balicki as the true and lawful attorney-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, to sign on his or her behalf, as a director or officer, or both, as the case may be, of Federated Retail Holdings, Inc., a New York corporation (the “Corporation”), a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of the offer and sale of an indeterminate principal amount or number of debt securities of the Corporation, guarantees of such debt securities by Federated Department Stores, Inc. (“Federated”), common stock, preferred stock and depositary shares of Federated, warrants, purchase contracts and units that may include any combination of the foregoing securities and to sign any or all amendments, including any or all post-effective amendments, to the Registration Statement, whether on Form S-3 or otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Dated: October 24, 2006

/s/ Karen M. Hoguet	/s/ Joel A. Belsky

Karen M. Hoguet	Joel A. Belsky